                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Check the appropriate box:

/X/  Preliminary Information Statement          / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14c-5(d)(2))
/ /  Definitive Information Statement

                           SECTOR ASSOCIATES, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

     /X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).

     / /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                                 COMMON STOCK
--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

                              20,000,000 Shares
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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                $.01 per share
--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
                                     n/a
--------------------------------------------------------------------------------

     (5)  Total fee paid:
                                     $125
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/ /  Fee paid previously with preliminary materials
                                     n/a
--------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
                                     n/a
--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:
                                     n/a
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     (3)  Filing Party:
                                     n/a
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     (4)  Date Filed:
                                     n/a
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
                           SECTOR ASSOCIATES, LTD.

                            2343 West 76th Street
                            Hialeah, Florida 33016

                            INFORMATION STATEMENT

                      WE ARE NOT ASKING YOU FOR A PROXY,
                AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                   GENERAL

        This Information Statement is being furnished to the stockholders of Sector Associates, Ltd., a Delaware corporation (the "Company"), in connection with the proposed adoption of a Certificate of Amendment to the Company's Certificate of Incorporation (the "Amendment") by the written consent of the holders of a majority in interest of the Company's voting capital stock ("Voting Capital Stock") consisting of the Company's outstanding Common Stock ("Common Stock") and Series B Convertible Preferred Stock (the "Series B Preferred Stock"). The Company's Board of Directors on January 8, 1996, approved and recommended that the Certificate of Incorporation be amended in order to (i) change the par value of the Company's Common Stock from $.10 par value to $.01 par value; (ii) change the name of the Company from Sector Associates, Ltd.
to Viragen (Europe) Ltd.; and (iii) effectuate a one for fourteen (1 for 14) reverse stock split of the Company's outstanding shares of Common Stock. The proposed Amendment to the Certificate of Incorporation will become effective upon (i) a written consent of the holders of not less than a majority of the Company's outstanding Voting Capital Stock approving the Amendment and
(ii) the filing of the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.
The Company anticipates that the filing of the written consent will occur on or about March 6, 1996 (the "Effective Date"). If the proposed Amendment were not adopted by written consent, it would have been required to be considered by the Company's stockholders at a special stockholders' meeting convened for the specific purpose of approving the Amendment.

        The elimination of the need for a special meeting of stockholders to approve the Amendment is made possible by Section 228 of the Delaware General Coporation Law (the "Delaware Law") which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to
Section 242 of the Delaware Law, a majority of the outstanding shares of voting capital stock entitled to vote thereon is required in order to amend the Company's Certificate of Incorporation. In order to eliminate the costs and management time involved in holding a special meeting in order to effect the Amendment as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of the holders of a majority in interest of the Voting Capital Stock of the Company. As discussed hereafter, the Board of Directors has recommemded the Amendment in order to permit the conversion of outstanding convertible preferred stock of the Company which cannot be converted or exercised at the present time based on the present authorized capitalization of the Company.

        Viragen, Inc., which owns in the aggregate approximately 1,785,715 shares of Class B Convertible Preferred Stock of the Company, representing approximately 84% (as of January 8, 1996) of the outstanding Voting Capital Stock of the Company entitled to vote on the Amendment, has indicated that it intends to give its written consent to the adoption of the Amendment described in this Information Statement. The written consent of such persons to the Amendment will become effective upon the filing of their written consents with the Secretary of the Company. The Company anticipates that the filing of such written consents will occur on or about March 6, 1996, following which the Company will prepare and file a Certificate of Amendment to its Certificate of Incorporation with the State of Delaware effecting (i) changing the par value of the Company's Common Stock from $.10 par value to $.01 par value; (ii) changing the name of the Company from Sector Associates, Ltd. to Viragen (Europe) Ltd.; and (iii) effectuating a one for fourteen (1 for 14) reverse stock split of the Company's outstanding shares of Common Stock.
A copy of the proposed Amendment to the Company's Certificate of Incorporation is set forth as Exhibit A to this Information Statement. The date on which this Information Statement was first sent to the stockholders is on or about February 12, 1996. The record date established by the Company for purposes of determining the number of outstanding shares of Voting Capital Stock of the Company entitled to vote on the proposed Amendment is February 5, 1996 (the "Record Date").

        Pursuant to Section 228 of the Delaware Law, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to stockholders who have not consented in writing to such action. Inasmuch as the Company will have provided to its stockholders of record this Information Statement, the Company will notify its stockholders at the time of distribution of its next Quarterly Report on Form 10-QSB of the effective date of the Amendment. No additional action will be undertaken pursuant to such written consents, and no dissenters' rights under the Delaware Law are afforded to the Company's stockholders as a result of the adoption of the Amendment.

                               EXECUTIVE OFFICES

         The Company's principal executive offices have been moved from 401 City Avenue, Suite 725, Bala Cynwyd, Pennsylvania 19004 to 2343 West 76th Street, Hialeah, Florida 33016. Its new telephone number is (305) 823-0269.

                    OUTSTANDING VOTING STOCK OF THE COMPANY

         As of the Record Date, there were ______________ shares of Common
Stock outstanding and 2,000,000 shares of Series B Preferred Stock outstanding, which are convertible into an aggregate of 78,400,000 shares of Common Stock. The Common Stock and Series B Preferred Stock constitute the sole classes of voting securities of the Company. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders. Each share of Series B Preferred Stock entitles the holder thereof to 39.2 votes of all matters submitted to stockholders.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

         The following table sets forth Common Stock ownership information as of January 8, 1996, with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director of the Company; (iii) each person intending to file a written consent to the adoption of the Amendment described herein; and (iv) all directors, executive officers and designated stockholders of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 2343 West 76th Street, Hialeah, Florida 33016. Information with respect to the percent of class is based on 5,959,830 issued and outstanding as of January 8, 1996, after giving effect to the (i) reverse stock split described in this Information Statement and (ii) conversion of the Series B convertible Preferred Stock. The address of each of the persons named below is 2343 West 76th Street, Hialeah, Florida 33016.

                                            Shares
                                            Beneficially                                       Percent
Name                                        Owned(1)                                           of Class
----                                        ------------                                       --------
Gerald Smith(2)                                 100,000                                          1.68%

Dennis W. Healey(3)                             100,000                                          1.68%

Robert H. Zeiger(4)                             100,000                                          1.68%

Viragen, Inc.                                 5,000,000                                         83.90%

All executive officers, directors and
designated stockholders as a group            5,300,000                                         88.94%
(4 persons)
---------------------------------

(1) Except as otherwise indicated in the footnotes below, each stockholder has sole power to vote and dispose of all shares of Common Stock listed opposite his name.

(2) On December 8, 1995, Mr. Smith was elected as the Chairman of the Board of Directors of the Company and as its President and Chief Executive Officer.

(3) On January 8, 1996, Mr. Healey was appointed a Director of the Company. On December 8, 1995, he was appointed the Company's Treasurer and Secretary.

(4)      On January 8, 1996, Mr. Zeiger was appointed a Director of the
         Company.

                   AMENDMENTS TO CERTIFICATE OF INCORPORATION

               CHANGE THE PAR VALUE OF THE COMPANY'S COMMON STOCK

         The Board of Directors proposes to reduce the par value of its Common Stock from $.10 to $.01. The Board of Directors of the Company believe that reduction in the par value of the Company as contemplated herein will not impair the conduct or operations of the Company. Additionally, the Company is obligated to pay franchise taxes to the State of Delaware on an annual basis which is computed in part based on the par value of the Company's securities. The Company anticipates that such franchise tax will increase in subsequent years based on the increase in total assets of the Company as well as possible increases in the formula for calculating taxes in Delaware. A reduction in the par value of the Common Stock of the Company will enable the Company to reduce the amount of payments that will be required in order to satisfy its franchise tax obligations to the State of Delaware.

                   PROPOSAL TO CHANGE THE NAME OF THE COMPANY

         The Board of Directors proposes to amend the Company's Certificate of Incorporation to change its name from "Sector Associates, Ltd." to "Viragen (Europe) Ltd." The Company believes that the new name will promote public recognition of the Company and enable the public and those already familiar with the Company to reflect the Company's holdings ownership in Viragen (Scotland) Ltd.

       AMENDMENT TO CERTIFICATE TO EFFECT A 1 FOR 14 REVERSE STOCK SPLIT

Generally

         The Board of Directors of the Company proposes to amend the Company's Certificate of Incorporation to effect a one-for-fourteen reverse stock split of the issued and outstanding Common Stock of the Company on the basis of one
(1) newly issued Common Stock ("New Common Stock") share for each fourteen (14) shares of the Company's presently issued and outstanding Common Stock (the "Reverse Stock Split"). The par value of the Common Stock would be changed from $.10 to $.01 as described above. No fractional share or scrip representing a fractional share will be issued upon the Reverse Stock Split. Fractional shares of .5 of New Common Stock will be rounded up to the next highest share, and fractional interest of less than .5 of New Common Stock will be reduced down to the next nearest share. Any stockholder whose aggregate stockholding is reduced to a fraction of one (1) share will receive one (1) share of New Common Stock. The Board of Directors reserve the right without further action by the stockholders, to not proceed with the Reverse Stock Split, if, at any time prior to filing the Amendment with the Secretary of State of the State of Delaware, the Board of Directors, in their sole discretion, determines that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.


         The Company is currently authorized to issue 20,000,000 shares of Common Stock, $.10 par value, of which 5,037,617 (pre-split) shares were issued and outstanding at the close of business on the Record Date. In addition, up to 78,400,000 (pre-split and 5,600,000 post-split) shares may be issued in connection with the conversion of the Company's Series B Convertible Preferred Stock. All of the Series B Preferred Stock was initially issued to Viragen, Inc. in connection with the Company's recently concluded Stock Purchase and Exchange Agreement with Viragen (Scotland) Ltd. All of the current holders of the Series B Convertible Preferred Stock have agreed to not exercise their respective conversion rights until after the Reverse Stock Split has been effectuated so as not to require an increase in the amount of authorized capital stock of the Company. The failure to secure authorization of this proposal and the filing of the Amendment could result in the election by Viragen, Inc. to rescind the Stock Purchase and Exchange Agreement pursuant to which the Company acquired Viragen (Scotland) Ltd. A description of that transaction is included in the Company's Current Report on Form 8-K which is included as Exhibit B to this Information Statement. Stockholders of the Company will not be entitled to dissenters' rights under the Delaware Law in connection with this proposed amendment to the Certificate of Incorporation.

         As proposed, the Reverse Stock Split would reduce the number of the Company's outstanding shares to approximately 5,959,830 (assuming conversion of the Series B Convertible Preferred Stock by Viragen). The proposed Reverse Stock Split would not affect any stockholder's proportionate equity interest in the Company, except to the extent that any fractional shares are rounded up to the next whole number.

Reasons for the Proposed Stock Split

        The Board of Directors of the Company believes that the Reverse Stock Split is necessary to provide a manageable number of shares of Common Stock and to effectively insure the marketability of the Company's New Common Stock. There can be no assurances, however, that the trading market for the Common Stock will increase or improve, nor can the Board of Directors of the Company predict what effect, if any, the Reverse Stock Split will have on the market price of the Common Stock. The Board of Directors is hopeful that a decrease in the number of shares of Commom Stock outstanding, as a consequence of the proposed Reverse Stock Split, and the anticipated corresponding increased price per share will stimulate interest in the Company's Common Stock and possibly promote greater liquidity for the Company's Common Stockholders with respect to those shares presently held by them. However, the possibility does exist that such liquidity could be adversely affected by the reduced number of shares which would be outstanding if the proposed Reverse Stock
Split is effected.

        The Company does not propose to modify the number of authorized shares of Common Stock or Series B Convertible Preferred Stock. It is estimated that after the Reverse Stock Split (and giving effect to the conversion of the Series B Convertible Preferred Stock, post-split) approximately 14,040,170 authorized but unissued shares of Common Stock will remain, which shares will be available for future corporate purposes.

        The Reverse Stock Split is not intended to change the proportionate equity interests of the Company's stockholders; however, some incidental change can be expected to occur in connection with the rounding up or down of fractional shares (see "The Reverse Stock Split - Fractional Shares"). Voting rights and other rights of the stockholders will not be altered by the Reverse Stock Split.

        Management of the Company is not aware of any present efforts of any persons to accumulate Common Stock or to obtain control of the Company, and the proposed Reverse Stock Split of Common Stock is not intended to be an anti-takeover device. The amendment is being sought solely to enhance the image of the Company, its corporate flexibility, and to be more acceptable to the brokerage community, and to investors generally.

Exchange of Stock Certificates

        The Reverse Stock Split will be effected by the filing of an amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware. The Company plans to file the amendment as soon as practicable. The Amendment will become effective at the close of business on the date of filing, unless the Company specifies otherwise. The record date for the Reverse Stock Split will be the effective date of the Amendment to the Certificate of Incorporation (the "Reverse

Stock Split Date") and the stockholders will be notified on or about the Reverse Stock Split Date that the Reverse Stock Split has been effected. The Company's transfer agent will act as its exchange agent (the "Exchange Agent") to act for holders of Common Stock in implementing the exchange of their certificates.

        As soon as practicable after the Reverse Stock Split, stockholders will be notified and requested to surrender their certificates representing shares of Common Stock to the Exchange Agent in exchange for certificates representing New Common Stock. One share of New Common Stock will be issued in exchange for each 14 presently issued and outstanding shares of Common Stock. Beginning on the Reverse Stock Split Date, each certificate representing shares of the Company's Common Stock will be deemed for all corporate purposes to evidence ownership of shares of New Common Stock. To the extent a stockholder holds a number of shares not evenly divisible by 14, the Company will issue one whole share for fractional interests as desxribed below.

Fractional Shares

        No scrip or fractional certificates will be issued in connection with the Reverse Stock Split. Fractional shares of .5 of New Common Stock will be rounded up to the next highest share, and fractional interest of less than .5 of New Common Stock will be reduced down to the next nearest share. Any stockholder whose aggregate stockholding is reduced to a fraction of one (1) share will receive one (1) share of New Common Stock. No service charge will be payable by stockholders in connection with the exchange of certificates, and the costs will be borne and paid by the Company.

Federal Income Tax Consequences

        The Reverse Stock Split should not result in the recognition of gain or loss. The holding period shares of New Common Stock will include the stockholders holding period for the shares of Common Stock exchanged therefore, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the shares of New Common Stock will be the same as the adjusted basis of the Common Stock exchanged therefore, reduced by the basis applicable to the receipt of one whole share in lieu of fractional shares described below.

No Dissenter's Rights

        Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to the Company's proposed amendment to the Company's Certificate of Incorporation to effect the Reverse Stock Split.

        The complete text of the proposed amendment to the Certificate of Incorporation is set forth as Exhibit A to this Information Statement.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ Gerald Smith
                                        -----------------------
                                        Gerald Smith, President

                                  EXHIBIT A

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                           SECTOR ASSOCIATES, LTD.


         Sector Associates, Ltd. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: By the unanimous consent of the directors of Sector Associates, Ltd., a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and seeking the consent of the majority of the shareholders of said corporation to adopt such amendment to the Certificate of Incorporation, pursuant to Sections 228 and 242 of the Delaware General Corporation Law. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that subject to the approval of the stockholders, that ARTICLE FIRST of the Articles of Incorporation of the Corporation be amended in its entirety to read as follows:

         FIRST:  The name of the corporation is Viragen (Europe) Ltd.

         RESOLVED, that subject to the approval of the stockholders, that ARTICLE FOURTH be amended to read as follows:

         1. Twenty Million (20,000,000) shares of common stock, each share of which shall have a par value of one tenth of one cent ($.001).

         FURTHER RESOLVED, that ARTICLE FOURTH, SECTION 4.A.1 be amended to read as follows

         1. "Common Stock" means the Corporation's Common Stock, par value $.01 per share.

         FURTHER RESOLVED, that ARTICLE FOURTH, SECTION 4.6 be amended in its entirety to read as follows:

         6. Effective as of the effective date of this Amendment, each fourteen (14) shares of Common Stock, $.10 par value per share, outstanding before the effective date of the Amendment will be changed into one (1) fully paid and nonassessable share of Common Stock, $.01 par value per share; and that after the effective date of the Amendment, each holder of record of one or more certificates representing shares of the old Common Stock shall be entitled to receive one or more certificates representing the proportionate number of shares of new Common Stock on surrender of a stockholder's old certificates for cancellation. If a stockholder shall be entitled to a number of new shares of Common Stock which is not a whole number, then the number of new shares of Common Stock issued to the Stockholder shall be rounded upward to the nearest whole number.

         SECOND: that a majority of the Stockholders have given their written consent to the above amendments in lieu of a meeting in accordance with the provisions of Section 228 of the Delaware General Corporation Law;

         THIRD: that the aforesaid amendment shall be duly adopted in accordance with the applicable Section 242 and 228 of the Delaware General Corporation Law.

         FOURTH: that the capital of the Corporation shall not be reduced under or by reason of said amendment.

         FIFTH: that this amendment shall become effective upon its filing in the office of the Secretary of State of Delaware, and therefore being, the record date of a one (1) for fourteen (14) (1:14) reverse stock split of the Company's issued and outstanding shares of Common Stock.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by its President and Secretary, this ___ day of ______________, 1996.


                                               SECTOR ASSOCIATES, LTD.



Attest:                                        BY:
       ----------------------------                -----------------------------
       Dennis W. Healey, Secretary                 Gerald Smith, President